Exhibit 10.4
CAPITOL BANCORP LIMITED
2007 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
(Executive Officers)
Grant Number: «RSU_Number»
     Capitol Bancorp Limited (the “Company”) hereby grants you, «First» «Middle» «Last» (the “Participant”), an award of restricted stock units (“RSUs”) under the Capitol Bancorp Limited 2007 Equity Incentive Plan (the “Plan”). The date of this Agreement is                     , 200___. Subject to the provisions of Appendix A (attached) and of the Plan, the principal features of this award are as follows:
Number of RSUs: «RSU_Shares»
Vesting of RSUs: The RSUs will vest according to the following schedule:
[Insert vesting schedule.]
     Unless otherwise defined herein or in Appendix A, capitalized terms herein or in Appendix A will have the defined meanings ascribed to them in the Plan.
     Your signature below indicates your agreement and understanding that this Stock Award is subject to all of the terms and conditions contained in Appendix A and the Plan. For example, important additional information on vesting and forfeiture of the RSUs is contained in Sections 3 and 4 of Appendix A. PLEASE BE SURE TO READ ALL OF APPENDIX A, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS AGREEMENT.

Capitol Bancorp Limited	Date

Participant Name	Date

1

APPENDIX A
TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS
Grant # «RSU_Number»
     1. Grant. The Company hereby grants to the Participant under the Plan an award of the number of RSUs set forth on the first page, subject to all of the terms and conditions in this Agreement and the Plan.
     2. Company’s Obligation to Pay. Each RSU represents the right to receive a share of Common Stock (“Share”) on the date it becomes vested. Unless and until the RSUs will have vested in the manner set forth in Sections 3 and 4, the Participant will have no right to payment of any such RSUs. Prior to actual payment of any vested RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
     3. Vesting Schedule. Subject to Section 4, the RSUs awarded by this Agreement will vest in the Participant according to the vesting schedule set forth on the attached Restricted Stock Unit Agreement, subject to the Participant continuing to be a Service Provider through each such date.
     4. Forfeiture upon Termination of Status as a Service Provider. Notwithstanding any contrary provision of this Agreement, if the Participant ceases to be a Service Provider for any or no reason, the then unvested RSUs awarded by this Agreement will thereupon be forfeited at no cost to the Company and the Participant will have no further rights thereunder.
     5. Payment after Vesting. Any RSUs that vest in accordance with Section 3 will be paid to the Participant (or in the event of the Participant’s death, pursuant to Section 6 hereof) in whole Shares, provided that to the extent determined appropriate by the Company, any federal, state and local withholding taxes with respect to such RSUs will be paid by reducing the number of Shares actually paid to the Participant.
     6. Payments after Death. Any distribution or delivery to be made to the Participant under this Agreement will, if the Participant is then deceased, be made to the Participant’s designated beneficiary, or if no beneficiary survives the Participant, administrator or executor of the Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
     7. Deferral Election. If permitted, the Participant may elect to defer delivery of the payment of any Shares, which election will be subject to such documentation as the Company may promptly and reasonably request, and any terms under the applicable deferred compensation plan as the Committee deems appropriate. Unless otherwise determined by the Committee, any such deferral election by the Participant will be void and not given effect unless the Participant’s deferral election is made at least twelve (12) months prior to the date the Shares otherwise are scheduled to be paid. The Committee may require that the Participant make an election earlier than twelve (12) months prior to the date the Shares are scheduled to be paid. Upon the date the Shares vest to which a deferral election applies, the Company will create a bookkeeping entry initially representing an amount equivalent to the Fair Market Value of the number of Shares that would have otherwise been payable hereunder had a deferral election not been made. Any such obligation will represent an unfunded and unsecured obligation of the Company. Notwithstanding anything to the contrary, any such deferral election, if permitted by the Committee, shall comply with the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury regulations and other interpretive guidance issued thereunder.
     8. Withholding of Taxes. Notwithstanding any contrary provision of this Agreement, no certificate representing the Shares will be issued to the Participant, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by the Participant with respect to the payment of income, employment and other taxes which the Company determines must be withheld with respect to such Shares so issuable. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit the Participant to satisfy such tax withholding obligation, in whole or in part by one or more of the following: (a) paying cash, (b) electing to have the Company withhold otherwise deliverable Shares having a Fair Market Value equal to the minimum amount required to be withheld, (c) delivering to the Company already vested and owned Shares having a Fair Market Value equal to the amount required to be withheld, or (d) selling a sufficient number of such Shares otherwise deliverable to Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. If the Participant fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder at the time any applicable RSUs otherwise are scheduled to vest pursuant to Section 3, the Participant will permanently forfeit such RSUs and the RSUs will be returned to the Company at no cost to the Company and the Participant will have rights to acquire any Shares with respect thereto.
     9. Rights as Shareholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a shareholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant.
     10. No Effect on Service. The Participant’s service with the Company and its Subsidiaries is on an at-will basis only. Accordingly, the terms of the Participant’s service with the Company and its Affiliates will be determined from time to time by the

Company or the Affiliate employing or retaining the Participant (as the case may be), and the Company or the Affiliate will have the right, which is hereby expressly reserved, to terminate or change the terms of the service of the Participant at any time for any reason whatsoever, with or without Cause.
     11. Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company at One Business & Trade Center, 200 Washington Square North, Lansing, MI 48933, Attn: Equity Incentive Plan Administrator, or at such other address as the Company may hereafter designate in writing.
     12. Grant is Not Transferable. Except to the limited extent provided in Section 6, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.
     13. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
     14. Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to the Participant (or his estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of the payment of any Shares will violate federal securities laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.
     15. Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.
     16. Administrator Authority. The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any RSUs have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.
     17. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
     18. Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.
     19. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to RSUs awarded under the Plan or future RSUs that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

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